Exhibit 99.1

DRINKS AMERICAS TO LAUNCH RHEINGOLD BEER

WILTON, CT, (July 13, 2010) – Drinks Americas Holdings, Ltd. (OTCBB: DKAM) a leading owner, developer and marketer of premium beverages associated with renowned icons, announced that it will introduce Rheingold Beer, New York’s Beer since 1883.

Orders for Rheingold Beer are in place from key Metro New York distributors.  Drinks Americas will be partnering with Phoenix Beverage Company, distributors of Heineken, Miller Beer, and Brooklyn Beer, in the heart of Rheingold’s market of Metro New York and Brooklyn.  In New Jersey, Rheingold will be distributed by L.A. Piccirillo. F&F Distributors, Franklin Distributors and Drinx Unlimited will distribute the brand in Connecticut.

The last time Rheingold Beer was marketed prior to the brand’s acquisition by Drinks Americas in 2005, Rheingold sold approximately $5 million in annual revenue in Metro New York. Since 2005, the economy beer segment continues to expand driven by consumer and retail trends in the current economy.

J. Patrick Kenny said, "Rheingold Beer is well known to New Yorkers. The taste of our beer has been tested with New Yorkers who expect a very easy drinking beer to be found inside the Rheingold trademark red and white can. We believe for our shareholders that this has the potential of being a multi-million dollar brand addition to our portfolio which is ready to launch now.  Rheingold can be a profitable and scalable addition to our business.  Having Phoenix Beverage as our Metro New York distribution partner is very exciting.  Commencing with orders for each of the Metro New York markets gets us off to a great start.  We have the beer, the quality and taste and great history, now we just need a new Miss Rheingold!"

Production of the great tasting, easy drinking beer is being sourced at The Lion Brewery in Wilkes-Barre PA, with the recognizably classic Rheingold 12 ounce can six packs expected to reach the Metro New York market in August.

Rheingold Beer, founded in 1883, was at one time New York’s premier beer with 35 percent of the state's beer market from 1950 to 1960. According to the New York Times, "Rheingold Beer was once a top New York brew guzzled regularly by a loyal cadre of workingmen who would just as soon have eaten nails as drink another beer maker's suds."

At the center of its media campaign was the Miss Rheingold Pageant.  Rheingold Beer drinkers voted each year on the young lady who would be featured as Miss Rheingold in advertisements. In the 1940’s and 1950’s in New York, the selection of Miss Rheingold was as highly anticipated as the race for the White House. When Nat King Cole became the first major black entertainer to host a television show, advertisers stayed away, but not Rheingold; Rheingold was the New York regional sponsor for Cole's show. When other Brooklyn Dodger sponsors were reluctant to advertise when Jackie Robinson joined the team, Rheingold increased its advertising. As early as 1965, Rheingold aired television ads featuring African American, Puerto Rican and Asian actors which Drinks Americas intends to make available on its new www.rheingoldbrewingcompany.com web site. Rheingold was also the official beer of the New York Mets. Among others, Rheingold advertising has   featured John Wayne, Jackie Robinson, and Groucho Marx, and to this day the Rheingold jingle is recognizable to most New Yorkers.

Beginning July 19, the website, as well as the full library of historic advertising and the Rheingold jingle, can be found at www.rheingoldbrewingcompany.com.  The brand will be supported by a full line of point of sale that includes some of these great classic iconic endorsements historically associated with the brand. Our marketing focus will begin in lower Manhattan and key areas of Brooklyn.

About Drinks Americas

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities, including Willie Nelson's Old Whiskey River Bourbon and Trump Super Premium Vodkas. Other products owned by Drinks Americas include Olifant Vodka, Aguila Tequila and Rheingold Beer. The Company has recently developed and assisted in the launch of Kid Rock’s American Badass Beer selling in Michigan.

For further information, please visit our new website at www.drinksamericas.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contacts:
Charles Davidson
Drinks Americas, Inc.
203-762-7000

Dan Schustack
CEOcast, Inc.
212-732-4300

Mirador Consulting
561-989-3600